UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Security Bank Corporation

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November 21, 2008

Dear Security Bank Corporation Shareholder:

In response to the current financial crisis, on October 14, 2008 the U.S. Department of Treasury announced that as part of the Emergency Economic Stabilization Act of 2008, it was implementing a voluntary Capital Purchase Program for certain financial institutions to raise low-cost capital by selling Senior Preferred Stock directly to the Treasury. The purposes of the Capital Purchase Program are to stabilize our financial markets, to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy generally.

In light of continuing weak economic conditions, Security Bank Corporation has taken steps necessary to achieve higher capital levels to help strengthen our company’s overall financial position during these uncertain times. As part of this process, we filed an application to participate in the Capital Purchase Program to take advantage of the opportunity to raise capital on the Treasury’s favorable terms and are awaiting approval from the Treasury. However, a prerequisite to participation in the Capital Purchase Program is the ability to issue Preferred Stock, and currently our Amended and Restated Articles of Incorporation do not provide us with the authority to issue Preferred Stock.

As a result, we are asking our shareholders to authorize Preferred Stock under our Articles of Incorporation so we will be able to participate in the Capital Purchase Program if we are approved. Furthermore, having the ability to issue Preferred Stock would allow us to have more competitive financing alternatives, as many of our competitors already have the ability to issue Preferred Stock and it is an attractive investment alternative for many investors. We are also asking shareholders to approve an increase in the number of shares of our authorized Common Stock from 50 million to 80 million as a means to provide further flexibility for future capital raises to ensure that our capital ratios remain strong throughout this financial crisis.

Your Board of Directors unanimously recommends that you vote “FOR” both proposals included in the proxy statement.

Your support is greatly appreciated.

Sincerely,

/s/ Tony E. Collins

Tony E. Collins

Interim President and CEO

This letter should be read in conjunction with Security Bank Corporation’s proxy statement, dated November 21, 2008. This letter may not contain all the information that is important to you in deciding how to vote your shares. The proxy statement contains more detailed descriptions of the proposals requiring shareholder approval. As such, you should read carefully the proxy statement in its entirety before voting on the proposals included therein. To receive a copy of the proxy statement, please direct your written request to: Lorraine D. Miller, Security Bank Corporation, P.O. Box 4748, Macon, Georgia 31208. A copy of our proxy statement is also available on the Securities and Exchange Commission’s Internet site at http://www.sec.gov and on our website at www.securitybank.net.